Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD REPORTS FOURTH-QUARTER AND FULL-YEAR

2008 FINANCIAL RESULTS

HERCULES, CA – February 26, 2009 – Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the fourth quarter and fiscal year ended December 31, 2008.

Fourth-quarter reported revenues were $448.0 million, down 2.6% compared to $459.7 million reported for the fourth quarter of 2007. On a currency-neutral basis, quarterly revenues increased 3.0% compared to the same period last year.  This increase was due primarily to organic growth across a wide range of products in Bio-Rad’s two main areas, Life Science and Clinical Diagnostics. Fourth-quarter gross margin was 55.1% compared to 50.8% during the same quarter last year. This improvement was a result of product mix with a heavier emphasis on consumables as well as the elimination of some low margin products. The lower margin in the prior-year quarter reflected the impact of the DiaMed acquisition.

The Company reported a net loss for the fourth quarter of $8.2 million compared to net income of $12.4 million during the fourth quarter last year. These results reflect non-cash impairment charges of $35.0 million, which include charges of $28.8 million for the impairment of goodwill and purchased intangibles and $6.2 million for impairment of investments. Additionally, income for the quarter was impacted by $5.2 million in foreign exchange loss due to significant currency fluctuations during the quarter. The extraordinarily high tax rate for the fourth quarter was due primarily to the nondeductible write-off of goodwill and the impairment of investments which did not result in a benefit for tax purposes. Fourth-quarter diluted loss per share from operations was $0.30 compared to diluted earnings of $0.45 per share during the same period last year.

For the full year, sales grew by 20.8% to $1,764.4 million compared to $1,461.1 million in 2007. After normalizing for the impact of currency effects, Bio-Rad sales grew by 17.8%. Year-over-year net income was $89.5 million, or $3.25 per share on a diluted basis, compared to $93.0 million, or $3.41 per share, respectively, in 2007. Full-year gross margin was 54.6% compared to last year’s figure of 54.2%. Margins were bolstered by better manufacturing efficiency coupled with a favorable product mix.

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Bio-Rad Reports Fourth-Quarter and Full-Year 2008 Financial Results

“We are pleased with the results of 2008.  It was another successful year for Bio-Rad despite weakening of the capital equipment market.  During the year we made progress on expanding our core business as well as integrating DiaMed into our organization,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “We, like others, are approaching 2009 with caution. The economic environment could make growth for this year challenging; nevertheless, we expect it to be another year of laying the groundwork for long-term success.”

Life Science

The Life Science segment net sales for the fourth quarter were $170.3 million, down 7.7% compared to the same period last year. On a currency-neutral basis, Life Science segment sales decreased by 3.0%. Full-year reported revenues for the Life Science segment were $643.5 million, up 4.6% over the prior year, or 1.4% on a currency-neutral basis. Growth in the Life Science segment was negatively impacted during the quarter by a drop in capital instrument sales, reflecting cutbacks by both academic and bio-pharmaceutical customers. Performance in the Life Science segment benefited from sales of the Company’s protein separation and analysis tools including electrophoresis, chromatography, and imaging products.  Segment performance was also boosted by sales of its Bio-Plex® suspension array system reagents, as several new assay panels for the Bio-Plex system were introduced during the year. Demand for the Company’s next generation polymerase chain reaction (PCR) instruments continued to grow through the fourth quarter. During the fourth quarter, the segment introduced the CFX384 Real-Time PCR Detection System.  This is a high-throughput version of the CFX product line introduced earlier in the year.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $274.0 million for the fourth quarter, up 0.9% compared to the prior-year quarter.  Net sales were up 7.2% for the quarter on a currency-neutral basis. These results were due in good measure to continued growth across all product lines, most notably quality control, autoimmune, diabetes and blood virus testing. Placements of the Company’s BioPlex®  2200 system as well as sales of its rapid MRSASelect™ test also continued at a good pace. Full-year reported revenues for the Clinical Diagnostics segment were $1,106.4 million, a 33.0% increase compared to 2007 results principally due to the acquisition of DiaMed in the fourth quarter of 2007. Net of currency effects, revenues increased 30.1% compared to 2007 results.

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Bio-Rad Reports Fourth-Quarter and Full-Year 2008 Financial Results

2008 Full-Year Highlights

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Full-year Company sales grew by 20.8% to $1,764.4 million.

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Year-over-year net income was $89.5 million, down 3.7% compared to $93.0 million reported in 2007.  This reduction was primarily due to non-cash impairments taken in the fourth quarter of 2008.

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During the first quarter, the Life Science group began shipping its next generation polymerase chain reaction (PCR) instruments, the new 1000-series thermal cycling and CFX Real Time platforms.

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In January, the Clinical Diagnostics group announced the introduction to the U.S. market of CandiSelect™  4, a chromogenic medium used for the selective isolation of several forms of Candida, a genus of yeasts that can cause numerous infections in humans and animals.

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In February, the Company announced the launch of the first and only fully-automated, random access multiplex test system for autoimmune systemic vasculitis testing. The BioPlex® 2200 Vasculitis kit is for use on the BioPlex 2200 system, a platform that employs multiplexing technology to analyze multiple disease markers from a single patient sample.

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In July, Bio-Rad announced FDA clearance for faster interpretation time of its existing MRSASelect™ test, a chromogenic medium that is used for the rapid screening of MRSA (methicillin-resistant Staphylococcus aureus). With high sensitivity and specificity as well as rapid and direct identification, the MRSASelect test can now identify MRSA carriers in as little as 18 hours.

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In September, the Clinical Diagnostics division launched the BioPlex® 2200 Syphilis IgM kit in Europe. The new test detects IgM class antibodies to a bacterium that causes syphilis.

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In December, the Company purchased DiaMed GB Ltd, the exclusive distributor of DiaMed products in the United Kingdom (excluding Northern Ireland), and DiaMed Fennica Oy, the exclusive distributor of DiaMed products in Finland, Estonia, Latvia, and Lithuania. The total cash purchase price of these acquisitions was approximately $17 million.

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Also in December, Bio-Rad purchased certain assets of SafePath Laboratories, LLC’s food diagnostics business. The terms of the purchase were not disclosed. With the purchase of SafePath’s high performance serological immunoassay test kits for Trichinella, Toxoplasma and Salmonella pathogens, Bio-Rad expands its food diagnostics product line.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 26, 2009. Interested parties may access the call by dialing 866-700-5192 (in the U.S.) or 617-213-8833  (international), access number 30538296. The live webcast can be accessed at http://www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 82618947 for seven days following the call, and the webcast can be accessed at http://www.bio-rad.com for 30 days.

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Bio-Rad Reports Fourth-Quarter and Full-Year 2008 Financial Results

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The Company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The Company employs over 6,500 people globally and had revenues exceeding $1.7 billion in 2008. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net sales	$ 447,965	$ 459,688	$ 1,764,365	$ 1,461,052
Cost of goods sold	201,289	226,055	801,843	669,690
Gross profit	246,676	233,633	962,522	791,362

Selling, general and administrative expense	154,497	162,990	591,304	507,978
Product research and development expense	41,120	39,855	159,518	140,535
Purchased in-process research and development expense	--	7,656	--	7,656
Impairment expenses	28,757	--	28,757	--
Income from operations	22,302	23,132	182,943	135,193

Interest expense	7,985	8,023	32,113	31,606
Foreign exchange losses, net	5,238	2,989	7,634	2,576
Other (income) expense , net	5,020	(464)	353	(19,832)
Income before tax and minority interests	4,059	12,584	142,843	120,843

Provision (benefit) for income taxes	10,567	(1,072)	44,579	26,548
Minority interests in earnings of consolidated subsidiaries	1,708	1,301	8,754	1,301
Net income (loss)	$ (8,216)	$ 12,355	$ 89,510	$ 92,994

Basic earnings (loss) per share:
Net income (loss)	$ (0.30)	$ 0.46	$ 3.32	$ 3.49
Weighted average common shares	27,142	26,780	27,001	26,684

Diluted earnings (loss) per share:
Net income (loss)	$ (0.30)	$ 0.45	$ 3.25	$ 3.41
Weighted average common shares	27,142	27,456	27,527	27,260

BIO-RAD LABORATORIES, INC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$ 204,524	$ 161,764
Short-term investments	38,950	61,977
Accounts receivable, net	339,653	358,076
Inventories, net	375,616	321,015
Other current assets	135,198	126,142
Total current assets	1,093,941	1,028,974

Net property, plant and equipment	300,732	271,561
Goodwill	321,820	328,439
Purchased intangibles, net	228,590	210,304
Other assets	92,181	132,316
Total assets	$ 2,037,264	$ 1,971,594

Current liabilities:
Notes payable and current maturities of long-term debt	$ 9,578	$ 15,627
Accounts payable	117,982	96,470
Accrued payroll and employee benefits	119,420	121,255
Sales, income and other taxes payable	33,731	27,905
Other current liabilities	137,323	152,911
Total current liabilities	418,034	414,168

Long-term debt, net of current maturities	445,979	441,805
Other long-term liabilities	102,611	109,497
Minority interests	29,909	34,434
Stockholders’ equity	1,040,731	971,690
Total liabilities, minority interests and stockholders’ equity	$ 2,037,264	$ 1,971,594

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Cash received from customers	$ 1,765,667	$ 1,467,626
Cash paid to suppliers and employees	(1,495,669)	(1,225,968)
Interest paid	(30,792)	(30,588)
Income tax payments	(49,159)	(38,253)
Litigation settlement	(4,493)	(4,228)
Other operating activities	5,817	22,991
Net cash provided by operating activities	191,371	191,580

Cash flows from investing activities:
Payment for acquisitions, net of cash received, and long-term investments	(53,014)	(387,673)
Other investing activities	(93,093)	133,244
Net cash used in investing activities	(146,107)	(254,429)

Cash flows from financing activities:
Payments on long-term debt	(11,589)	(17,720)
Other financing activities	17,920	10,270
Net cash provided by (used in) financing activities	6,331	(7,450)

Effect of exchange rate changes on cash	(8,835)	8,456

Net increase (decrease) in cash and cash equivalents	42,760	(61,843)
Cash and cash equivalents at beginning of period	161,764	223,607
Cash and cash equivalents at end of period	$ 204,524	$ 161,764

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 89,510	$ 92,994
Adjustments to reconcile net income to net cash provided by
operating activities (net of effects of acquisitions):
Depreciation and amortization	97,088	67,258
Impairment expense	28,757	--
Changes in working capital	(46,563)	11,038
Litigation settlement	(4,493)	(4,228)
Other	27,072	24,518
Net cash provided by operating activities	$ 191,371	$ 191,580